UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2016 (June 30, 2016)
 ______________________________________________________________
TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I. R. S. Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

Appointment of Mr. Thomas Studebaker as Chief Operating Officer

On June 30, 2016, the Board of Directors of TerraForm Power, Inc. (the “Company”) appointed Mr. Thomas Studebaker as Chief Operating Officer of the Company pursuant to the engagement letter (together with the schedules, exhibits and general terms and conditions attached thereto, the “Engagement Letter”) between the Company and AP Services, LLC (“APS”). The appointment became effective on July 7, 2016.

Biography of Mr. Studebaker
Mr. Studebaker, age 38, is a Managing Director in AlixPartners, LLPs’ (“AlixPartners”) Turnaround & Restructuring practice in the Boston office, joining the firm in 2008. Previously, he spent two years with a boutique restructuring group in Chicago and four years with PricewaterhouseCoopers in that firm’s assurance and business advisory services practice. Previously, he has acted as the Chief Financial Officer to Metro Fuel Oil Corp., as well as the Chief Financial Officer to a privately held global consulting company. Mr. Studebaker holds an MBA from the J. L. Kellogg School of Management at Northwestern University and a Bachelor of Business Administration in accounting from the University of Notre Dame. He is a certified public accountant licensed in the state of Massachusetts and a member of the Turnaround Management Association, the American Bankruptcy Institute, and the Association of Insolvency & Restructuring Advisors.

Appointment of Mr. David Rawden as Interim Chief Accounting Officer

Also on June 30, 2016, the Board of Directors of the Company appointed Mr. David Rawden as Interim Chief Accounting Officer of the Company pursuant to the Engagement Letter. The appointment became effective on July 7, 2016.

Biography of Mr. Rawden
Mr. Rawden, age 59, is a Director in AlixPartners’ Turnaround and Restructuring practice. He joined AlixPartners in 1990. Most recently, he was Chief Financial Officer for a privately held regional specialty trucking company. Mr. Rawden was also Interim Chief Financial Officer for Exopack Holding, a privately held Securities and Exchange Commission registered, manufacturer of flexible packaging; Chief Financial Officer for X-Rite, a private/public manufacturer of Electro/Optical color measurement devices, Chief Financial Officer for Allied Holdings, a publicly traded transportation company, Chief Financial Officer for a regional transportation and warehousing company, Chief Financial Officer for the Savannah College of Art and Design and interim Chief Financial Officer for a privately held global sporting event company. Mr. Rawden earned a Master of Management in finance and economics from Northwestern University, and a Bachelor of Arts in accounting from Michigan State University. He is a certified public accountant in the state of Michigan.

Compensation of Mr. Studebaker and Mr. Rawden

Pursuant to the Engagement Letter, the Company will compensate APS for its services and reimburse APS for its expenses, with an hourly rate of $950 as compensation for the performance of Mr. Studebaker as Chief Operating Officer and an hourly rate of $830 as compensation for the performance of Mr. Rawden as Interim Chief Accounting Officer. APS may also receive a discretionary success fee determined by the Chief Executive Officer of the Company based on the outcome of the engagement and the Chief Executive

Officer’s view of the Chief Operating Officer and Interim Chief Accounting Officer’s performance. The success fee is expected to be in the range of $1 million to $2 million for good or expected performance, with the possibility of additional amounts paid for exceptional performance. The Company may also be obligated to pay APS a break fee of $1 million if the engagement of APS or the services of Mr. Studebaker are terminated under certain circumstances.

The Company and AlixPartners previously entered into an engagement letter on February 27, 2016 (together with the schedules, exhibits and general terms and conditions attached thereto, and as amended, the “Conflicts Committee Engagement Letter”) for the engagement of AlixPartners to provide financial advisory and consulting services to the Conflicts Committee of the Board of Directors of the Company. Pursuant to the Conflicts Committee Engagement Letter, the Company will compensate AlixPartners for its services and reimburse AlixPartners for its expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

Date: July 7, 2016	By:	/s/ Sebastian Deschler
	Name:	Sebastian Deschler
	Title:	Senior Vice President, General Counsel and Secretary